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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Date of Report  (Date of earliest event reported) February 14, 2005

IDAHO GENERAL MINES, INC.

(Exact name of registrant as specified in its charter)

Idaho	000-50539	91-0232000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 N. Post St., Suite 610 Spokane, WA 99201	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 838-1213

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (6-04)

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ITEM 8.01 OTHER EVENTS

On February 14, 2005, Idaho General Mines, Inc. entered into an Option Agreement with High Desert Winds LLC for properties in Nye County, Nevada.  Pursuant to the terms of the Agreement, Idaho General Mines has been granted a nine months option to purchase the ten square mile property including the buildings, remaining equipment, mineral and surface rights, wind generation potential and water rights.  These properties would transfer to IGMI upon payment of $5 million to High Desert Winds LLC.

The property includes the former Hall molybdenum and copper mine which was mined by open pit methods between 1982 and 1985 by the Anaconda Company for molybdenum and by Equatorial Tonopah, Inc. for copper in 1999 to 2000.  Much of the deposit was drilled but not developed or mined.  These previous operations are under reclamation by Equatorial Tonopah.

Idaho General Mine’s Option Agreement calls for completing an asset purchase agreement.  Idaho General Mines intends to use the option period to determine whether the property is suitable for the use for exploration for base, specialty, or precious metals and potentially producing alternative energy on the property as a second alternative property use.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.

/s/ Robert L Russell

By:_________________________________

Robert L. Russell, President

Date:     February 18, 2005